                                                                    EXHIBIT 10.1



                             SUBSCRIPTION AGREEMENT


                                 by and between


                               Vital Living, Inc.


                                       and


                                 SkyePharma PLC


                           Dated as of August 20, 2003

                                TABLE OF CONTENTS

1.    Certain Filings......................................................    1
2.    Purchase and Sale of Securities; Closing.............................    2
      2.1   Authorization of Preferred Shares..............................    2
      2.2   Purchase and Sale..............................................    2
      2.3   The Closing....................................................    2
      2.4   Delivery of Convertible Preferred Shares.......................    2
      2.5   Delivery of the Registration Rights Agreement..................    2
3.    Representations and Warranties of the Corporation....................    3
      3.1   Organization Standing and Power................................    3
      3.2   Authorization of Preferred Shares..............................    3
      3.3   Authorization of Reserved Common Shares........................    3
      3.4   Capitalization.................................................    4
      3.5   Authority......................................................    5
      3.6   No Undisclosed Liabilities.....................................    6
      3.7   Deferred Compensation..........................................    6
      3.8   No Changes.....................................................    7
      3.9   Taxes..........................................................    8
      3.10  Title to Properties; Absence of Liens and Encumbrances;
            Condition of Equipment and Inventory...........................    8
      3.11  Intellectual Property..........................................    9
      3.12  Agreements, Contracts and Commitments..........................    9
      3.13  Interested Party Transactions..................................   11
      3.14  Governmental Authorization.....................................   11
      3.15  Litigation.....................................................   12
      3.16  Brokers' and Finders' Fees.....................................   12
      3.17  Employee Benefit Plans and Compensation........................   12
      3.18  Environmental Matters..........................................   13
      3.19  Insurance......................................................   14
      3.20  Compliance with Laws...........................................   14
      3.21  Disclosure.....................................................   14
      3.22  Stock Exchange Documents; Corporation Financial
            Statements; Other Representations..............................   14
      3.23  Acknowledgement Regarding Securities...........................   15
      3.24  Agreements Regarding Confidential Information,
            Proprietary Information and Intellectual Property..............   15
      3.25  Registration Rights............................................   15
      3.26  Rights of First Refusal; Voting and Registration Rights........   16
      3.27  Issuances Exempt...............................................   16
      3.28  No Integrated Offering.........................................   16
      3.29  Securities Offerings...........................................   17
      3.30  Investment Company Act.........................................   17
      3.31  Nevada Corporate Statutes......................................   17
      3.32  Use of Proceeds................................................   18
4.    Representations and Warranties of the Purchaser......................   18

      4.1   Due Organization...............................................   18
      4.2   Authorization; Execution and Delivery of Agreement.............   18
      4.3   No Consent or Approval Required................................   18
      4.4   Brokers' and Finders' Fees.....................................   18
      4.5   Access to Information..........................................   18
      4.6   Acquisition For Own Account....................................   19
      4.7   Accredited Investor............................................   19
5.    Conditions to Obligations of the Purchaser at the Closing
      under this Agreement.................................................   19
      5.1   Corporate Proceedings; Consents; Etc...........................   20
      5.2   Blue Sky Matters...............................................   20
      5.3   Registration Rights Agreement..................................   20
      5.4   Merger Agreement...............................................   20
      5.5   Filings and Documents..........................................   20
      5.6   Regulatory Approvals...........................................   20
      5.7   Representations, Warranties and Covenants......................   21
      5.8   No Litigation..................................................   21
      5.9   No Prohibition.................................................   21
      5.10  Opinion of Counsel.............................................   21
6.    Conditions to Obligations of Corporation at the Closing
      under this Agreement.................................................   21
      6.1   Representations and Warranties.................................   21
      6.2   Registration Rights Agreement..................................   21
      6.3   No Litigation..................................................   22
      6.4   No Prohibition.................................................   22
7.    Covenants ...........................................................   22
      7.1   Insurance......................................................   22
      7.2   Ongoing Filing Requirements....................................   22
      7.3   Public Disclosure of Transactions..............................   22
      7.4   Information Rights.............................................   22
      7.5   Nevada Corporate Statutes......................................   24
8.    Indemnification; Survival............................................   24
      8.1   Indemnification by the Corporation.............................   24
      8.2   Indemnification by the Purchaser...............................   24
      8.3   Procedures Relating to Third Party Claims......................   24
      8.4   Survival of Representations, Warranties and Agreements.........   25
9.    Expenses.............................................................   25
10.   Notices..............................................................   25
11.   Successors and Assigns...............................................   27
12.   Amendments...........................................................   27
13.   Entire Agreement.....................................................   27
14.   Termination..........................................................   27
15.   Counterparts.........................................................   27
16.   Headings.............................................................   27
17.   Governing Law; Submission to Jurisdiction; Selection of Forum........   28

                               VITAL LIVING, INC.

                             SUBSCRIPTION AGREEMENT

            SUBSCRIPTION AGREEMENT (this "Agreement") dated as of August 20, 2003 by and between Vital Living, Inc., a Nevada corporation (the
"Corporation"), and SkyePharma PLC, a company incorporated under the laws of England and Wales (the "Purchaser").

            WHEREAS, the Purchaser will acquire 14,204,548 shares of the Corporation's Common Stock pursuant to the merger of e-nutriceuticals, Inc. ("ENI") with the Corporation (the "Merger"), subject to the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") between the Corporation, VLEN Acquisition Corp., Inc., a wholly-owned subsidiary of the Corporation, and ENI, dated as of the date hereof;

            WHEREAS, the Purchaser wishes to purchase from the Corporation, and the Corporation wishes to sell to the Purchaser, 1,000,000 shares of the Corporation's Series D Convertible Preferred Stock, at a price of US$1.00 per share of Convertible Preferred Stock, subject to the terms and conditions set forth herein; and

            WHEREAS, the Purchaser and the Corporation are entering into this Agreement to provide for such purchase and sale and to establish various rights and obligations in connection therewith.

            NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    CERTAIN FILINGS

            The Corporation has filed with the Secretary of State of the State of Nevada (a) the Amended and Restated Articles of Incorporation of the Corporation in the form of EXHIBIT A attached hereto (the "Articles of Incorporation"), pursuant to which the Board of Directors of the Corporation is authorized to establish a series of preferred stock consisting of 1,000,000 shares, par value $0.001 per share, to be designated as Series D Convertible Preferred Stock of the Corporation (the "Convertible Preferred Stock") and (b) a Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of Series D Convertible Preferred Stock of the Corporation, in the form of EXHIBIT B attached hereto (the "Certificate of Designations"), designating the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of the Convertible Preferred Stock.

2.    PURCHASE AND SALE OF SECURITIES; CLOSING

            2.1   Authorization of Preferred Shares

            On the terms and subject to the conditions hereof the Corporation has authorized the issuance of an aggregate of 1,000,000 shares of Convertible Preferred Stock (the "Preferred Shares") and has authorized the reservation of that number of shares of common stock of the Corporation (the "Common Stock") which will be issuable upon conversion of the Preferred Shares (the "Reserved Common Shares").

            2.2   Purchase and Sale

            At the Closing (as defined herein), upon the terms and subject to the conditions hereinafter set forth, the Corporation will sell to the Purchaser and the Purchaser shall purchase from the Corporation, one million newly-issued shares of Convertible Preferred Stock at a purchase price of $1.00 per share and $1,000,000 in the aggregate.

            2.3   The Closing

            The closing (the "Closing") hereunder with respect to the Preferred Shares will take place at the offices of Becker Glynn Melamed & Muffly LLP, New York, New York on the date of the execution of this Agreement, subject to the prior satisfaction or waiver of all conditions set forth in Sections 5 and 6 hereof (other than any such conditions which, by their terms, cannot be satisfied until the Closing), or at such other time and place as the Corporation and the Purchaser may agree. The date on which the Closing occurs is referred as to the "Closing Date".

            2.4   Delivery of Convertible Preferred Shares

            At the Closing, the Corporation shall deliver to the Purchaser a stock certificate representing one million shares of Convertible Preferred Stock, registered in the name of the Purchaser, or at the direction of the Purchaser, in the name of one of its affiliates, and dated the Closing Date, against payment in full of the Purchase Price (defined below) to be satisfied by receipt by the Corporation of a certified or official bank check payable to the Corporation, or a wire transfer of immediately available funds, to an account designated by the Corporation at least one business day prior to the Closing Date of $1,000,000 (the "Purchase Price").

            2.5   Delivery of the Registration Rights Agreement

            At the Closing, the Corporation and the Purchaser shall deliver to the other duly executed copies of even date herewith of the Registration Rights Agreement, by and between the Corporation and the Purchaser, in the form attached hereto as EXHIBIT C (the "Registration Rights Agreement").

3.    REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

            For the purpose of inducing the Purchaser to enter into this Agreement and to approve the Merger contemplated in the Merger Agreement, the Corporation represents and warrants to the Purchaser subject to the exceptions specifically disclosed in the disclosure schedule, set forth as Exhibit D hereto (referencing the appropriate section number) supplied by the Corporation (the "Disclosure Schedule"), as follows:

            3.1   Organization Standing and Power

            The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Nevada. The Corporation has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in Arizona and each other jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Corporation to consummate the transactions contemplated hereby.

            3.2   Authorization of Preferred Shares

            The issuance, sale and delivery of the Preferred Shares have been duly authorized by all requisite corporate action of the Corporation; and the Preferred Shares have been duly authorized and duly reserved for issuance pursuant to this Agreement, and when issued, sold and delivered in accordance with the terms of this Agreement and the Certificate of Designations, the Preferred Shares will be validly issued and outstanding, fully paid and nonassessable and will not create or vest any preemptive or other similar rights, or cause any adjustment in the number of securities issuable pursuant to, or the conversion or exercise price of, any outstanding rights to purchase, acquire or subscribe to shares in the Corporation or securities convertible into shares of the Corporation by any of the beneficial holders of shares of the Corporation or any securities convertible into, or exercisable for, shares of the Corporation, and will be free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens").

            3.3   Authorization of Reserved Common Shares

            The Reserved Common Shares have been duly authorized and duly reserved for issuance upon conversion of the Preferred Shares. When and if issued, sold and delivered in accordance with the terms of the Certificate of Designations, the Reserved Common Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable and will not create or vest any preemptive or other similar rights, or cause any adjustment in the number of securities issuable pursuant to, or the conversion or exercise price of, any outstanding rights to purchase, acquire or subscribe to shares in the Corporation or securities convertible into shares of the Corporation by any of the beneficial holders of shares of the Corporation or any securities convertible into, or exercisable for, shares of the Corporation, and will be free and clear of all Liens.

            3.4   Capitalization

            (a) The authorized capital stock of the Corporation consists solely of 100,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of which 21,267,116 shares are issued and outstanding, and 50,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"), of which 5,592,488 shares are issued and outstanding. All of the outstanding shares of Common Stock and Preferred Stock of the Corporation have been duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights.

            (b) Section 3.4(b) of the Disclosure Schedule sets forth the capital structure of the Corporation (computed without taking into account the full-ratchet anti-dilution adjustments for the warrants issued to Stuart Benson (i) which will be cancelled and of no further force and (ii) in place of which a finite number of warrants shall be established as set forth in Section 3.4(c) of the Disclosure Schedule, as of the Effective Time as defined in the Merger Agreement). Except as set forth in Section 3.4(b) of the Disclosure Schedule there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Corporation is or may become obligated to issue or sell any shares of capital stock or other securities of the Corporation, (ii) equity interests, stock appreciation rights, phantom stock, profit participation rights or other equity or equity derivative security of any kind of the Corporation, (iii) preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Corporation pursuant to any provision of law, the Articles of Incorporation or Bylaws of the Corporation or any agreement to which the Corporation is party or otherwise, (iv) obligation (contingent or otherwise) of the Corporation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof or (v) voting trusts, voting agreements, proxies or other agreements or instruments with respect to the voting of the Corporation's Common Stock or other securities to which the Corporation is a party, or to the best knowledge of the Corporation, among or between any individual, corporation, partnership, limited liability company, joint venture association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof (any "Persons") other than the Corporation.

            (c) Section 3.4(c) of the Disclosure Schedule sets forth the post-merger capital structure of the Corporation, on a fully diluted basis, as it will exist upon consummation of the Closing. Upon consummation of the Closing, the Corporation will have 54,965,726 shares of Common Stock issued and outstanding and 6,592,488 shares of Preferred Stock issued and outstanding. If all of the shares of Common Stock issuable after consummation of the Merger Agreement and assuming the conversion of all securities convertible at any time into shares of Common Stock and the exercise of all options or warrants or other rights to purchase or receive shares of the Common Stock, whether or not immediately exercisable, as described in Section 3.4(c) of the Disclosure Schedule, were issued, the Corporation would have 81,379,212 shares of Common Stock issued and outstanding, not including the Contingent Equity Issuances (as defined in Section 3.4(b) of the Disclosure Schedule) and options exercisable into 600,000 shares of Common Stock under the Christopher's Original Formulas, Inc. incentive compensation arrangements. Upon the purchase and sale of the Preferred Shares described herein, in combination with the shares of Common Stock to be acquired by the Purchaser pursuant to the Merger Agreement, the Purchaser will hold at least 18.68% of the fully diluted Common Stock, assuming for purposes of this Section 3.4(c) the conversion of all securities convertible at any time into shares of Common Stock and the exercise of all options or warrants or other rights to purchase or receive shares of the Common Stock, whether or not immediately exercisable, as set forth in the third sentence of this paragraph. It shall not be a breach of this Section 3.4(c) if the number of shares of Common Stock listed in the third sentence of this paragraph is inaccurate up to a maximum of 100,000 shares of Common Stock in the aggregate.

            (d) Except for its ownership of 100% of the capital stock of Nature Systems Inc. and VLEN Acquisition Corp., Inc. and 100% of the limited liability company interests of MAF BioNutritionals, LLC (the "Subsidiaries"), the Corporation does not own and has not owned any interest, beneficially or of record, in any corporation, partnership, joint venture or organization, whether incorporated or unincorporated.

            3.5   Authority

            The Corporation has all requisite power and authority to enter into this Agreement, the Registration Rights Agreement, the Merger Agreement and the Assignment and Assumption Agreement executed on the date hereof by ENI, the Purchaser and the Corporation (collectively, the "Transaction Agreements"), as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Corporation. The Corporation's Board of Directors has duly approved the Transaction Agreements, as applicable. This Agreement has been duly executed and delivered, and the other Transaction Agreements, when delivered, will have been duly executed and delivered by the Corporation and constitute valid and binding obligations of the Corporation, enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of the Transaction Agreements by the Corporation and the consummation of the transactions contemplated thereby do not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation of the Corporation or the Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument applicable to the Corporation or the Subsidiaries or its or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or Commission ("Governmental Entity") or any third party or any shareholder or shareholders of the Corporation, including a party to any agreement with the Corporation or the Subsidiaries (so as not to create or cause any Conflict), is required by or with respect to the Corporation or the Subsidiaries in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby (including in order so that the securities issued by the Corporation pursuant to the Transaction Agreements shall be free and clear of any restrictions imposed on the Purchaser under the laws of Nevada or any other statute that are not imposed generally upon the holders of each security and that the Purchaser shall have available to it all rights and privileges of the securities which any other stockholder of the Corporation could exercise) except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable securities laws thereby.

            3.6   No Undisclosed Liabilities

            Except as set forth in Section 3.6 of the Disclosure Schedule, to the best knowledge of the Corporation, except for obligations incurred in the ordinary course of business which are not material and not required under U.S. generally accepted accounting principles ("GAAP") to be set forth or reflected on a balance sheet or the notes thereto, neither the Corporation nor the Subsidiaries have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, (i) has not been reflected in the Corporation's financial statements as filed in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "Annual Report") and the Corporation's Quarterly Report on Form 10-Q for the three months ended March 31, 2003 (the "Quarterly Report"), or (ii) has not been specifically described in this Agreement and specifically identified herein as not being included in such financial statements.

            3.7   Deferred Compensation

            Other than Brad Edson, Stuart Benson, Robert Scott and Jim Jepson, there are no employees, directors and consultants who are eligible for any deferred compensation, bonuses, profit participation or expenses payable to the employee, director or consultant. No compensation is owed by the Corporation or the Subsidiaries to such individuals or to any other employees, directors or consultants of the Corporation or the Subsidiaries other than ordinary payroll payable by the Corporation at the end of each pay period. Additionally, each of the individuals set forth above are eligible by the terms of their employment agreements to participate in a plan allocating 6% of the

Corporation's pre-tax profit, if and when such a plan is adopted by the Corporation's Board of Directors.

            3.8   No Changes.

            Except as set forth in Section 3.8 of the Disclosure Schedule, since June 30, 2003, neither the Corporation nor any Subsidiary has suffered any change or development which has had a material adverse effect or has conducted their respective businesses other than in the ordinary and usual course consistent with past practices and has not:

            (a) sold, leased, transferred or otherwise disposed of any of the assets (other than dispositions in the ordinary course of business consistent with past practices);

            (b) terminated or amended in any material respect any material contract or lease to which the Corporation or any Subsidiary is a party or to which the Corporation or any Subsidiary is bound or to which the Corporation's or any Subsidiary's properties are subject;

            (c) suffered any loss, damage or destruction, whether or not covered by insurance, which has had a material adverse effect;

            (d) made any change in the accounting methods or practices the Corporation or any Subsidiary follows, whether for general, financial or tax purposes;

            (e) incurred any liabilities (other than in the ordinary course of business or contractual liabilities) which, individually or in the aggregate, have had a material adverse effect;

            (f) incurred, created or suffered to exist any Liens (other than non-material Liens) on the Corporation's or any Subsidiary's assets;

            (g) increased the compensation payable, or to become payable, to any of the Corporation's or any Subsidiary's officers or employees or increased any bonus, severance, accrued vacation, insurance, pension or other employee benefit plan, payment or arrangement made by the Corporation or any Subsidiary for or with any such officers or employees out of the ordinary course of business;

            (h) suffered any labor dispute, strike, or other work stoppage;

            (i) made or obligated the Corporation or any Subsidiary to make any capital expenditures in excess of $50,000 individually;

            (j) entered into any contract or other agreement requiring the Corporation or any Subsidiary to make payments in excess of $50,000 individually;

            (k) other than as disclosed in the Registration Statement on Form SB-2/A of the Corporation filed on July 22, 2003 (the "Registration Statement"), paid any dividends, whether in cash or property, on account of, or repurchased any of, the Common Stock; or

            (l) entered into any agreement to do any of the foregoing.

            3.9   Taxes

            The Corporation and each Subsidiary have filed all Tax Returns and paid all Taxes shown thereon to be due, if any, that are required to have been filed on or before the Closing with appropriate federal, state, foreign, county and local governmental agencies or instrumentalities, except where the failure to do so would not have a material adverse effect upon the business of the Corporation or any Subsidiary. As of the date hereof, there are not pending or, to the best knowledge of the Corporation threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the best knowledge of the Corporation, any unresolved questions or claims concerning the Corporation's Tax liability that are reasonably likely to have a material adverse effect on the business of the Corporation. Neither the Corporation nor any Subsidiary has any liability with respect to any income, payroll, withholding, franchise or similar Taxes.

            As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state and local income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

            3.10 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment and Inventory

            (a) The Registration Statement contains a true, accurate and complete list of all real property currently leased by the Corporation and any Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Corporation nor any of its Subsidiaries owns any real property.

            (b) Each of the Corporation and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets as defined below free and clear of any Liens, except (i) as reflected in the Registration Statement, (ii) for liens for taxes not yet due and payable and such imperfections of title, (iii) for encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, and (iv) all Liens on any asset of the Corporation, as set forth on Section 3.10(b) of the Disclosure Schedule.

            3.11  Intellectual Property

            Section 3.11 of the Disclosure Schedule sets forth a complete list of all patents or patents pending or any trademark, tradenames, service marks and copyrights of the Corporation and its Subsidiaries (the "Intellectual Property Rights" and individually, an "Intellectual Property Right"), and any applications therefor in respect of any of the foregoing, included in the Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. No claims with respect to the Intellectual Property Rights have been asserted against the Corporation or any Subsidiary, nor are threatened against the Corporation or any Subsidiary or have been asserted or threatened against a third party, nor is the Corporation or any Subsidiary aware, except as disclosed on Section 3.11 of the Disclosure Schedule, of any reasonable basis for any claims (i) against the use by the Corporation or any Subsidiary of any distribution rights, trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Corporation's or any Subsidiary's business as currently conducted or (ii) challenging the validity, effectiveness, or ownership by the Corporation or any Subsidiary of any of the Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by the Corporation and each Subsidiary are valid and subsisting. To the knowledge of the Corporation and its Subsidiaries, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights owned by the Corporation or any Subsidiary by any third party, including any employee or former employee of the Corporation or any Subsidiary. No Intellectual Property Right or product of the Corporation or any Subsidiary is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Corporation or any Subsidiary. Neither the Corporation nor any Subsidiary has entered into any agreement under which the Corporation or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market other than as described in the Registration Statement.

            3.12  Agreements, Contracts and Commitments.

            Except as set forth in Section 3.12 of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries has continuing obligations under, is not a party to nor is it bound by:

            (a) any collective bargaining agreements;

            (b) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

            (c) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

            (d) any employment, sales or consulting agreement, contract or commitment with an employee, individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

            (e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by the Transaction Agreements, except as provided herein;

            (f) any fidelity or surety bond;

            (g) any lease of personal property having annual lease payments individually in excess of $50,000;

            (h) any agreement of indemnification or guaranty other than in the ordinary course of business;

            (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Corporation or any Subsidiary to engage in any line of business or to compete with any Person;

            (j) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000;

            (k) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Corporation's business;

            (l) any purchase order or contract for the purchase of raw materials involving $50,000 or more;

            (m) any construction contracts;

            (n) any agreement, contract or commitment, including distribution or agency or sales representative agreements, with any party which, during the last two fiscal years of the Corporation, accounted for, or is expected to account during the Corporation's current fiscal year, for more than five percent (5%) of the Corporation's revenue or trade payables;

            (o) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit.

            Each of the Corporation and its Subsidiaries has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of (i) any agreement, contract or commitment set forth in Section 3.12 of the Disclosure Schedule, or (ii) any other material agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Section 3.12 of the Disclosure Schedule, is not subject to any default thereunder of which the Corporation is aware by any party obligated to the Corporation or any Subsidiary pursuant thereto, other than late payments. Each of the Corporation and its Subsidiaries has obtained all necessary consents, waivers and approvals of parties to any Contract as are required in connection with the transactions contemplated by the Transaction Agreements, or as are required or advisable in order to remain in effect without modification after the transactions contemplated by the Transaction Agreements. Each Contract requiring any consent, waiver or third-party approval as a result of the transactions contemplated by the Transaction Agreements is disclosed in
Section 3.12 of the Disclosure Schedule. Neither the execution of the Transaction Agreements nor consummation of the transactions contemplated thereby will cause any default or breach under any Contract, including without limitation any key man clause in any Contract, or the acceleration of any payment obligation of the Corporation or any Subsidiary.

            3.13  Interested Party Transactions

            Except as disclosed in the section entitled "Certain Transactions and Related Transactions" in the Registration Statement, no officer, director or employee or stockholder (nor any spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that the Corporation or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, the Corporation or any Subsidiary any goods or services or (iii) a beneficial interest in any contract or agreement with the Corporation or any Subsidiary, other than Robert Eide, who will be receiving a portion of the proceeds of the compensation arrangements with HCFP Brenner Securities described in Section 3.16, in his capacity as a principal of Aegis Capital Corp.

            3.14  Governmental Authorization

            Each material consent, license, grant, permit or other authorization issued to the Corporation or any Subsidiary by any Governmental Entity (i) pursuant to which the Corporation or any Subsidiary currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Corporation Authorizations") are in full force and effect. The Corporation Authorizations constitute all Corporation Authorizations required to permit the Corporation and its Subsidiaries to operate or conduct their business or hold any interest in their properties or assets.

            3.15  Litigation

            There is no action, suit, claim or proceeding of any nature pending, or threatened against the Corporation or any Subsidiary, its properties or any of its officers or directors, in their capacities as agents of the Corporation or any Subsidiary. To the best knowledge of the Corporation, there is no investigation pending or threatened against the Corporation or any Subsidiary, its properties or any of its officers or directors, in their capacities as agents of the Corporation or any Subsidiary by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Corporation or any Subsidiary to manufacture, offer or sell any of its products in the present manner or style thereof.

            3.16  Brokers' and Finders' Fees

            Other than the issuance to HCFP Brenner Securities of 1,150,000 shares of Common Stock and $150,000 as payment for advisory services, and $60,000 which remains owing to HCFP Brenner Securities as payment for previously delivered advisory services and will be paid upon the Closing, neither the Corporation nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Transaction Agreements or any transaction contemplated thereby or hereby.

            3.17  Employee Benefit Plans and Compensation

            (a) No employee of the Corporation or any Subsidiary is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Corporation or any Subsidiary or any other party as a result of the nature of the business presently conducted or proposed to be conducted by the Corporation or any Subsidiary. Neither the Corporation nor any Subsidiary has any collective bargaining agreement covering any of its employees.

            (b) Neither the Corporation nor any Subsidiary has any employee benefit plan covering employees, whether subject to ERISA or otherwise.

            (c) Neither the Corporation nor any entity which is considered one employer with the Corporation under Section 4001 of ERISA or Section 414 of the Code has ever maintained or contributed to any employee benefit plan subject to Title IV of ERISA. All contributions required to be made under the terms of any plan have been timely made or have been reflected on the Corporation's financial statements.

      (d) Neither the Corporation nor any Subsidiary has any obligations for retiree health and life benefits under any benefit plan.

      (e) The consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not (x) entitle any employees to severance pay or (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Corporation's or Subsidiary's employee benefit plans.

      3.18 Environmental Matters

      (a) Except as would not, individually or in the aggregate, have a material adverse effect on the Corporation:

         (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the best knowledge of the Corporation or its Subsidiaries, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law (as defined below);

         (ii) each of the Corporation and any Subsidiary is and has been in compliance with all Environmental Laws and all Environmental Permits (as defined below); and

         (iii) there are no liabilities of or relating to the Corporation or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

      (b) "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety or the environment and arising from the use, presence, disposal, discharge or release of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials. "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person as currently conducted.

      3.19 Insurance

      The Corporation maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Corporation and its Subsidiaries that provide full and adequate coverage for its business. There is no claim by the Corporation or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Corporation and any Subsidiary are otherwise in material compliance with the terms of such policies and bonds. The Corporation has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

      3.20 Compliance with Laws

      Each of the Corporation and each Subsidiary has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

      3.21 Disclosure

      Neither this Agreement nor any exhibit or schedule hereto nor any statement, document, list or certificate delivered or shown to Purchaser pursuant hereto or pursuant to any request therefor, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this
Section 3.21 shall diminish or derogate from any of the other representations and warranties of the Corporation contained in this Section 3.

      3.22 Stock Exchange Documents; Corporation Financial Statements; Other Representations

      The Corporation has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, (the "Exchange Act"), (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to herein as the "Exchange Documents"). The Corporation has furnished to the Purchaser true and complete copies of the Annual Report and the Quarterly Report. As of their respective filing dates, the Exchange Documents complied in all material respects with the requirements of the Exchange Act and none of the Exchange Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Corporation, including the notes thereto, included in the Exchange Documents comply as to form in all material respects with applicable accounting requirements in effect at the time of filing of such Exchange Documents and with the published rules and regulations of the SEC with respect thereto in effect at the time of filing of such Exchange Document, and have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Corporation at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There have been no material adverse changes in the business, operations, or financial condition of the Corporation that are not reflected in such Exchange Documents or that have occurred since the period covered by the most recent of such Exchange Documents.

      3.23 Acknowledgement Regarding Securities

      The Corporation acknowledges that its obligation to issue Common Stock upon conversion of the Preferred Shares, in accordance with the terms of this Agreement and the Certificate of Designations, is absolute and unconditional, regardless of the dilution that such issuance may have on the ownership interests of other stockholders of the Corporation. Taking the foregoing into account, the Corporation's Board of Directors has determined in its good faith business judgment that the issuance of the Preferred Shares hereunder and the consummation of the other transactions contemplated hereby are (a) in the best interests of the Corporation and its stockholders and (b) do not breach (with or without the passage of time or the giving of notice) any obligations of the Corporation the result of which would have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects, business, assets, liabilities or earnings of the Corporation. The Corporation's Board of Directors has approved the terms of this Agreement and the Certificate of Designations and the transactions contemplated hereby and thereby. There are no adjustments, Liens or rights that would be triggered by the issuance of the Preferred Shares pursuant to agreements between the Corporation and any lender or holder of an equity interest or other securities of the Corporation.

      3.24 Agreements Regarding Confidential Information, Proprietary Information and Intellectual Property

      The Corporation has caused employees and consultants of the Corporation or any Subsidiary to execute and deliver such agreements with the Corporation or any Subsidiary with respect to non-disclosure, non-competition and assignment of Intellectual Property Rights that provide full and adequate coverage for the Intellectual Property Rights.

      3.25 Registration Rights

      Except as provided in the Registration Rights Agreement, and in the registration rights agreement, dated as of November 20, 2002, between the Corporation and the holders of the Series A Preferred Stock, copies of which have been previously delivered to Purchaser, the Corporation is not under any contractual obligation to register any of its outstanding securities.

      3.26 Rights of First Refusal; Voting and Registration Rights

      To the best of the Corporation's knowledge, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding the Corporation's securities. There are no provisions of the Articles of Incorporation or the Bylaws of the Corporation, no agreements to which the Corporation is a party and no agreements by which the Corporation, or the Preferred Shares are bound, which (a) may affect or restrict the voting rights of the Purchaser with respect to the Preferred Shares in its capacity as a stockholder of the Corporation, (b) restrict the ability of the Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Preferred Shares, (c) would adversely affect the Corporation's or the Purchaser's right or ability to consummate the transactions contemplated by the Transaction Agreements or to comply with the terms of the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Corporation's issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under Nevada law, or (e) entitle any party to nominate or elect any director of the Corporation or require any of the Corporation's stockholders to vote for any such nominee or other person as a director of the Corporation in each case.

      3.27 Issuances Exempt

      All shares of Common Stock and other securities issued by the Corporation prior to or on the Closing Date have been issued in transactions either registered under the Securities Act of 1933, as amended (the "Securities Act") or exempt from the registration requirements under the Securities Act and all applicable state securities or "blue sky" laws, and in compliance with all applicable corporate laws. The Corporation has not offered any of its Common Stock or any other securities for sale, or solicited any offers to buy, any of the foregoing from the Corporation or otherwise approached or negotiated with any other Person in respect thereof in such a manner as to require registration under the Securities Act. No holder of any of the Corporation's capital stock has any rescission or pre-emptive rights.

      3.28 No Integrated Offering

      Neither the Corporation nor any other Person acting on the Corporation's behalf has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Preferred Shares nor have any of such Persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Preferred Shares under the Securities Act or cause this offering of Preferred Shares to be integrated with any prior offering of securities of the Corporation for purposes of the Securities Act.

      3.29 Securities Offerings

      Subject to the accuracy of the Purchaser's representations and warranties made in Section 4 hereof to the Corporation, (i) the offer, sale and issuance of the Preferred Shares to the Purchaser in conformity with the terms of this Agreement, and (ii) the issuance to the Purchaser of the Reserved Common Shares, each constitute or will constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and the registration or qualification requirements of any applicable state securities or "blue sky" laws.

      3.30 Investment Company Act

      The Corporation is not now, and after giving effect to the sale of the Preferred Shares and the application of the proceeds thereof will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

      3.31 Nevada Corporate Statutes

            (a) The provisions of Nevada Revised Statutes 78.378-393 (the "Nevada Acquisition Statute") are or have been made inapplicable to the Corporation and to the Purchaser, and, after the Closing and the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, the Purchaser shall not be an "acquiring person" or hold a "controlling interest" under, and shall no way be prohibited in the exercise of its rights, privileges, power or authority with respect to voting any of its shares of the Corporation's capital stock, by the Nevada Acquisition Statute.

            (b) The provisions of Nevada Revised Statutes 78.411-444 (the "Nevada Moratorium Statute") are or have been made inapplicable to the Purchaser, and, after the Closing and the consummation of the Merger and the other transactions contemplated by the Transaction Agreements, the Purchaser shall not be an "interested stockholder" for purposes of the Nevada Moratorium Statute.

            (c) The securities issued by the Corporation pursuant to the Transaction Agreements shall be free and clear of any restrictions imposed on the Purchaser under the laws of Nevada or any other statute that are not imposed generally upon the holders of each security, and the Purchaser shall have available to it all rights and privileges of the securities which any other stockholder of the Corporation could exercise. The Corporation has taken all necessary corporate action prior to the Closing, including but not limited to, amending the Articles of Incorporation and Bylaws and convening any required stockholders' meetings, to effect the foregoing representation and warranty contained in this Section 3.31.

      3.32 Use of Proceeds

      The Corporation will utilize the net proceeds from the sale of the Preferred Shares for general corporate purposes.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to the Corporation as follows:

      4.1 Due Organization

      The Purchaser is a company duly organized and validly existing under the laws of England and Wales.

      4.2 Authorization; Execution and Delivery of Agreement

      The Purchaser has all requisite power and authority to execute this Agreement and the Registration Rights Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Purchaser, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

      4.3 No Consent or Approval Required

      Other than as a result of the reporting requirements of the Exchange Act, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any authority is required to be made or obtained by the Purchaser in order to execute or deliver this Agreement or to consummate the transactions contemplated hereby.

      4.4 Brokers' and Finders' Fees

      No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser, for which the Corporation will become liable.

      4.5 Access to Information

      The Purchaser has had adequate opportunity to ask questions of, and receive answers from, the Corporation's officers, employees, agents, accountants, and representatives concerning the Corporation's business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Preferred Shares.

The foregoing, however, does not limit or modify the representations and warranties of the Corporation in Section 3 of this Agreement or the right of the Purchaser to rely thereon.

      4.6 Acquisition For Own Account

            (a) The Purchaser, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of its investment in the Preferred Shares, and is purchasing the Preferred Shares hereunder for its own account, for investment and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. The Purchaser acknowledges that the Preferred Shares to be purchased hereunder and the shares of common stock issuable upon the conversion thereof have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Furthermore, the Purchaser acknowledges that the Corporation shall place upon each certificate representing the Preferred Shares and such shares of common stock, a legend substantially in the following form; provided, however, that the Preferred Shares and such shares of common stock will not be required to bear a legend more restrictive than the legend provided for or for a longer period of time than as provided in the Registration Rights Agreement.

            "The securities represented by this certificate have been issued without registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws (the "State Acts"). Such securities may not be sold, assigned, transferred or otherwise disposed of, beneficially or on the records of the company, unless the securities represented by this certificate have been registered or qualified under the Securities Act and the applicable State Acts or an exception therefrom is available."

      4.7 Accredited Investor

      The Purchaser is an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

5. CONDITIONS TO OBLIGATIONS OF THE PURCHASER AT THE CLOSING UNDER THIS
AGREEMENT

      The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing:

      5.1 Corporate Proceedings; Consents; Etc.

      All corporate and/or other proceedings to be taken by the Corporation, its officers, directors and stockholders and all waivers, filings and consents to be obtained by the Corporation in connection with the transactions contemplated by the Transaction Agreements shall have been taken or obtained, other than those filings which must be made after the Closing.

      5.2 Blue Sky Matters

      All consents, approvals, qualifications and/or registrations required to be obtained or effected under any applicable state securities or "blue-sky" laws in connection with the execution and delivery of the Preferred Shares shall have been obtained or effected.

      5.3 Registration Rights Agreement

      The Registration Rights Agreement, in the form of Exhibit C attached hereto, shall have been executed and delivered by the Corporation.

      5.4 Merger Agreement

      The Merger shall have been consummated pursuant to Section 1.2 of the Merger Agreement.

      5.5 Filings and Documents

            (a) The Certificate of Designations in the form of Exhibit B hereto shall have been duly authorized by the Board of Directors of the Corporation, duly executed on behalf of the Corporation and filed with the Secretary of State of the State of Nevada.

            (b) The Corporation shall have delivered to the Purchaser a certificate of the Secretary of the Corporation at the Closing certifying that attached thereto is: (i) a true and complete copy of the Corporation's Articles of Incorporation, as in effect at the Closing; (ii) a true and complete copy of its Bylaws, as in effect at the Closing; (iii) a true and complete copy of the Certificate of Designations; and (iv) a true and complete copy of all resolutions duly adopted by its Board of Directors (x) authorizing the execution, delivery and performance of this Agreement, and (y) authorizing the consummation of the transactions contemplated hereby.

      5.6 Regulatory Approvals

      All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.

      5.7 Representations, Warranties and Covenants

      Each representation and warranty of the Corporation shall be true and correct in all respects as of the Closing Date (other than representations and warranties that expressly speak only as of a prior date); the Corporation shall have complied in all respects with its covenants and agreements to be performed at or prior to the Closing; and the Corporation shall have delivered to the Purchaser a certificate of the Chief Executive Officer of the Corporation in a form previously agreed between the parties, certifying as to the foregoing matters.

      5.8 No Litigation

      No litigation or other formal proceeding shall have been instituted or threatened seeking to enjoin any of the transactions contemplated hereby or seeking damages in respect thereof, and no injunction or temporary restraining order shall have been issued with respect to any of the transactions contemplated hereby.

      5.9 No Prohibition

      There shall be no federal and state statutes, laws, rules, regulations, codes and ordinances of any Governmental Entity in effect that prohibits the purchase of the Preferred Shares by the Purchaser or that would otherwise impose a material penalty upon the Purchaser in respect of the purchase of the Preferred Shares.

      5.10 Opinion of Counsel

      The Purchaser shall have received an opinion, dated as of the Closing Date, of Kelly Lytton & Vann LLP in the form attached hereto as EXHIBIT D.

6. CONDITIONS TO OBLIGATIONS OF CORPORATION AT THE CLOSING UNDER THIS AGREEMENT

      The obligations of the Corporation to consummate the Closing is subject to the satisfaction of the following conditions on or prior to the Closing:

      6.1 Representations and Warranties

      Each representation and warranty of the Purchaser shall be true and correct in all respects as of the Closing Date (other than representations and warranties that expressly speak only as of a prior date).

      6.2 Registration Rights Agreement

      The Registration Rights Agreement, in the form of Exhibit C attached hereto, shall have been executed and delivered by the Purchaser.

      6.3 No Litigation

      No litigation or other formal proceeding shall have been instituted or threatened seeking to enjoin any of the transactions contemplated hereby or seeking damages in respect thereof, and no injunction or temporary restraining order shall have been issued with respect to any of the transactions contemplated hereby.

      6.4 No Prohibition

      There shall be no federal and state statutes, laws, rules, regulations, codes and ordinances of any Governmental Entity in effect that prohibits the sale of the Preferred Shares by the Corporation or that would otherwise impose a material penalty upon the Corporation in respect of the sale of the Preferred Shares.

7. COVENANTS

      7.1 Insurance

      The Corporation shall as promptly as practicable after the date hereof purchase professional liability, errors and omissions, general liability, property and casualty and business interruption insurance as the Board of Directors deems adequate. The Corporation shall also use its best efforts to purchase any other type of insurance reasonably requested by the Purchaser. Such insurance policies shall provide full and adequate coverage for all normal risks incident to the business of the Corporation and its directors, officers and other personnel, properties and assets, and shall be in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards.

      7.2 Ongoing Filing Requirements

      Corporations shall file any Exchange Documents required to be filed when and as required by the Securities and Exchange Commission.

      7.3 Public Disclosure of Transactions

      Neither the Corporation nor the Purchaser shall, without the prior consent of the other party, directly or indirectly issue any public disclosure with respect to the Transaction Agreements or the investment by the Purchaser pursuant to, or the other transactions contemplated by, the Transaction Agreements, except as may be required by applicable law (or under the rules and regulations of any securities exchange on which the Purchaser's capital stock is listed), in which case the Corporation and the Purchaser, as the case may be, shall issue any required statement only after consulting with the other party and furnishing such disclosure to the other party prior to such consultation.

      7.4 Information Rights

            (a) From the date hereof and thereafter for so long as the Purchaser owns any Preferred Shares issued hereunder the Corporation shall, and shall cause

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

      each Subsidiary to, afford to the Purchaser, the affiliates of the Purchaser and each of their respective officers, directors, employees, advisors, counsel and other authorized representatives (collectively the "Representatives"), during normal business hours, reasonable access, upon reasonable advance notice, to all of the books, records and properties of the Corporation and any Subsidiary or future subsidiaries and all officers and employees of the Corporation and any Subsidiary or future subsidiaries. The Purchaser shall keep confidential information obtained by it in connection with any such inspection, except that the Purchaser shall be permitted to disclose the information relating to the Corporation's business (i) to such of its representatives as need to know such information relating to the Corporation's business for the sole purpose of evaluating the business of the Corporation, provided such Persons are informed of the confidential nature of the information relating to the Corporation's business and the restrictions imposed hereby; (ii) to the extent required by law, rule or regulation or legal process; (iii) to the extent such information relating to the Corporation's or any Subsidiary's or future subsidiary's breach is or becomes publicly available other than as a result of a breach of this
      Section 7.4(a); or (iv) to the extent the Corporation shall have consented to such disclosure.

            (b) From the Closing Date and thereafter for so long as the Purchaser owns at least ten percent (10%) of the Preferred Shares issued pursuant to this Agreement or ten percent (10%) of the Reserved Common Shares, the Corporation shall furnish promptly to the Purchaser:

                  (A) notification in writing of the existence of any default under any material agreement or instrument to which the Corporation or any Subsidiary or future subsidiary is a party or by which any of their assets are bound;

                  (B) upon specific request, copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Corporation or any Subsidiary or future subsidiary to its stockholders generally or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation or any Subsidiary or future subsidiary with the SEC, any securities exchange or the NASD and copies of all reports prepared for or delivered to the management of the Corporation or any Subsidiary or future subsidiary by its accountants; and

                  (C) upon specific request, any other routinely collected
            financial or other information available to management of the Corporation or any Subsidiary or future subsidiary (including without limitation, routinely collected statistical data).

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

      7.5 Nevada Corporate Statutes

            (a) The Corporation shall at all times maintain provisions of its Articles of Incorporation and Bylaws to ensure that the Nevada Acquisition Statute and the Nevada Moratorium Statute are inapplicable to the Purchaser.

8. INDEMNIFICATION; SURVIVAL

      8.1 Indemnification by the Corporation

      The Corporation hereby agrees to indemnify and hold harmless the Purchaser and its respective affiliates, directors, officers and employees (collectively, the "Purchaser Indemnified Parties") from and against any and all liabilities, judgments, claims, settlements, losses, damages (including any diminution in value of its investment in the Corporation), reasonable fees (including attorneys' and other experts' fees and disbursements), Liens, Taxes, penalties, obligations and expenses (collectively, "Losses") incurred or suffered by any such Person arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of the Corporation pursuant to this Agreement (for the period such representation, warranty or covenant survives) or any certificate or other document delivered by the Corporation under this Agreement. This indemnification provision shall be in addition to the rights of the Purchaser to bring an action against the Corporation for breach of any term of the Transaction Agreements.

      8.2 Indemnification by the Purchaser

      The Purchaser hereby agrees to indemnify and hold harmless the Corporation and its affiliates, directors, officers and employees (the "Corporation Indemnified Parties"), from and against any and all Losses incurred or suffered by any such Person arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of the Purchaser contained in this Agreement (for the period such representation, warranty or covenant survives) or any certificate or other document delivered by the Purchaser under this Agreement. Notwithstanding anything else to the contrary, the Purchaser's maximum liability in the Agreement under this Section
8.2 shall not exceed the amount of the purchase price paid by the Purchaser hereunder. This indemnification provision shall be in addition to the rights of the Corporation to bring an action against the Purchaser for breach of any term of this Agreement and the Registration Rights Agreement.

      8.3 Procedures Relating to Third Party Claims

      A party seeking indemnification pursuant to Section 8.1 or 8.2 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment, or the commencement of any action, suit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the


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

Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual and material prejudice thereby). The Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party within 14 days of receipt of notice from the Indemnified Party of commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume a Third Party Claim if the Indemnified Party shall have been advised in writing by counsel that a conflict will arise in the event both the Indemnified Party and the Indemnifying Party are represented by the same counsel with respect to the Third Party Claim, in which case such Indemnified Party shall have the right to control the defense of such Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party from time to time upon demand of the Indemnified Party. In addition, if the Indemnifying Party fails to give the Indemnified Party the Notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party from time to time upon the demand of the Indemnified Party. In no event may any Indemnifying Party settle or compromise any Third Party Claim without the prior written consent of an Indemnified Party.

      8.4 Survival of Representations, Warranties and Agreements

      Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each representation and warranty in this Agreement and each agreement or covenant in this Agreement shall survive the execution and delivery of this Agreement, the Closing and any termination of this Agreement pursuant to Section 14 until 90 days after the filing of audited accounts for the year to December 31, 2005.

9. EXPENSES

      The Corporation, on the one hand, and Purchaser on the other hand, each shall bear its own expenses in connection with the preparation for and consummation of the transactions contemplated by this Agreement.

10. NOTICES

      All notices, advice and communications to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopier or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, or by electronic mail, with a copy thereof to be sent by mail (as aforesaid) within 24 hours of such electronic mail, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addresser listing all parties:

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

                 (a) if to the Corporation, to:

                  Vital Living, Inc.
                  5080 North 40th Street, Suite 105
                  Phoenix, Arizona 85018-2158
                  Attention:  Bradley D. Edson, CEO
                  Telecopier: +1 602 952 6907

                  with a copy to:

                  Kelly Lytton & Vann LLP
                  1900 Avenue of the Stars
                  Los Angeles, CA 90067
                  Attention:  Bruce P. Vann
                  Telecopier: +1 350 277 5953

                           -and-

                 (b) if to the Purchaser, to:

                  SkyePharma PLC
                  105 Piccadilly
                  London, England, WIJ 7NJ
                  Attention: Company Secretary
                  Telecopier:  +44 20 7491 3338

                  with a copy to:

                  Sullivan & Cromwell LLP
                  1 New Fetter Lane
                  London, England, EC4A 1AN
                  Attention: Kathryn A. Campbell, Esq.
                  Telecopier:  +44 20 7959 8950

or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received
(i) in the case of personal delivery, delivery by telecopier or transmittal by electronic mail, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted. As used in this Section 10, "business day" shall mean any day other than a day on which banking institutions in the State of New York are legally closed, or authorized to close, for business.

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

11. SUCCESSORS AND ASSIGNS

      Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns of the parties hereto. Neither this Agreement, nor the rights and obligations hereunder, is assignable by any party hereto (except to a successor-in-interest by operation of law) without the prior written consent of the other. Any such purported assignment made without such prior written consent shall be null and void. No Person other than the parties hereto, the Purchaser Indemnified Parties (in respect of Section 8 only) and the Corporation Indemnified Parties (in respect of Section 8 only) and their respective successors and permitted assigns shall have any rights or claims under this Agreement.

12. AMENDMENTS

      The terms and provisions of this Agreement may only be amended or waived either (a) with the written consent of the parties hereto or (b) in a writing by the party against whom such amendment or waiver is sought to be enforced.

13. ENTIRE AGREEMENT

      This Agreement and the other writings or documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

14. TERMINATION

      This Agreement may be terminated by either party if the other party is in material breach of this Agreement and such breach is not cured within twenty-one days following the delivery of written notice thereof. Such termination right may be exercised only by the delivery of written notice of such termination by the terminating party to the other party and such termination will not relieve any party of liability for its prior breach. This Agreement may also be terminated by the mutual written consent of the parties hereto except that each representation and warranty in this Agreement and each agreement or covenant in this Agreement shall survive such termination.

15. COUNTERPARTS

      This Agreement may be executed in any number of separate counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

16. HEADINGS

      The headings of the various sections of and schedules to this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

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

17. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM

      This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of law provisions thereof. Each party hereto agrees that it shall bring up any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in and contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Southern District of New York or, if such court is not available, the Supreme Court of the State of New York for the county of New York (the "Chosen Courts") and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and agrees not to commence any action in respect of any such claim in any other court or forum, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any right to a trial by jury and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10 of this Agreement. Without limiting the foregoing, each of the Corporation and the Purchaser hereby appoints, in the case of any such action or proceeding brought in the courts of or in the State of New York, CT Corporation system with its offices at 111 8th Avenue, 13th Floor, New York, N.Y. 10011 to receive, for it and on its behalf, service of process in the State of New York with respect thereto, provided the Corporation and the Purchaser may appoint any other Person, reasonably acceptable to the other party, with offices in the State of New York to replace such agent for service of process upon delivery to the other party of a reasonably acceptable agreement of such new agent agreeing to act.

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




      IN WITNESS WHEREOF, the undersigned have caused this Purchase Agreement to be executed as of the date first written above.

                               VITAL LIVING, INC.

                               By:
                                  -----------------------------------------
                                  Name:  Bradley Edson
                                  Title: Chairman of the Board and
                                         Chief Executive Officer

                               By:
                                  -----------------------------------------
                                  Name:  Stuart Benson
                                  Title: President



                               SKYEPHARMA PLC

                               By:
                                  -----------------------------------------
                                  Name:  Donald Nicholson
                                  Title: Finance Director



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